Explanation of Responses

(1) This Form 4 is filed on behalf of Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”, and together with its two affiliated partnerships, the “WP VIII Funds”), Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WPP X”,  together with WP X, the “WP X Funds” and, together with the WP VIII Funds, the “Funds”), Warburg Pincus X, L.P., a Delaware limited partnership and the sole general partner of each of the WP X Funds (“WP X LP”), Warburg Pincus X LLC, a Delaware limited liability company and the sole general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners LLC, a New York limited liability company and the sole member of WP X LLC and of the general partner of a certain affiliated partnership within the WP VIII Funds and the general partner of WP VIII and of a certain affiliated partnership within the WP VIII Funds (“WPP LLC”), Warburg Pincus LLC, a New York limited liability company that manages each of the Funds (“WP LLC”), Warburg Pincus & Co., a New York general partnership and the managing member of WPP LLC (“WP”), Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Co-President and Managing Member of WP LLC who may be deemed to control the Funds, WP X LP, WP X LLC, WPP LLC, WP LLC and WP.  Each of the Funds, WP X LP, WP X LLC, WPP LLC, WP LLC, WP and Messrs. Charles R. Kaye and Joseph P. Landy is a “Reporting Person” and collectively, the “Warburg Pincus Reporting Persons”.

(2)           On February 15, 2012, the Funds distributed an aggregate of 11,942,851 shares of common stock of Nuance Communications, Inc. (“Common Stock” and such entity, the “Company”) held by the Funds to their partners on a pro rata basis, with no consideration being paid to the Funds in connection therewith.

The reported transactions also involve the acquisition of shares of Common Stock as a result of the exercise of warrants issued to the WP VIII Funds on May 20, 2008 (the “2008 Warrants”).  On February 15, 2012, the WP VIII Funds fully exercised the 2008 Warrants to purchase an aggregate of 3,700,000 shares of Common Stock at an exercise price of $20.00 per share.  As the exercise of the 2008 Warrants was pursuant to net exercise provisions, the WP VIII Funds acquired 1,077,744 shares of Common Stock, net of the exercise price upon exercise of the 2008 Warrants.  The 2008 Warrants, the shares of Common Stock issuable upon the exercise of the 2008 Warrants, and the shares of Common Stock held by the Funds are collectively referred to herein as the “Securities”.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of WP X LP, WP X LLC, WPP LLC, WP LLC, WP, and Messrs. Kaye and Landy may be deemed to be the beneficial owners of any Securities that may be deemed to be beneficially owned by the WP VIII Funds and the WP X Funds.  Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of such Securities, except to the extent it or he has a pecuniary interest in such Securities.  This Form 4 shall not be deemed an admission that any Reporting Person or any other person referred to herein is a beneficial owner of any Securities for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 4, except, in each case, to the extent it or he has a pecuniary interest in such Securities for purposes of Section 16 of the Exchange Act.

Each of the WP VIII Funds, the WP X Funds, WP X LP, WP X LLC, WPP LLC and WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.